UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2012

KEY TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-21820	93-0822509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Avery Street
Walla Walla, Washington 99362
(Address of principal executive offices) (Zip Code)

(509) 529-2161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION
ITEM 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On May 31, 2012, Key Technology, Inc. (the “Company”) announced a planned reduction of approximately 11% of its global workforce effective May 31, 2012 in order to better position the Company strategically and reduce costs.  The Company estimates that the total costs to be incurred related to the workforce reduction will be approximately $1.0 million, the majority of which will be severance and employee-related costs.  The Company’s net earnings for the third quarter of fiscal 2012 will be adversely affected by the estimated pre-tax charge of $1.0 million.  The Company expects the restructuring to be substantially complete and approximately two-thirds of the associated cash expenditures to be incurred in the third quarter of fiscal 2012, with the remainder to be paid in the fourth quarter of fiscal 2012.

SECTION 8 – OTHER EVENTS
ITEM 8.01	OTHER EVENTS

The Company also announced that its Board of Directors on May 30, 2012 approved a new stock repurchase program granting the Company authority to repurchase up to 500,000 shares of its common stock.  The stock repurchase authorization does not have an expiration date, and the new program replaces the prior stock repurchase program which has been terminated.  The timing of any repurchases and the exact number of shares of common stock to be purchased will be determined by the Company and will depend upon market conditions and other factors.  The Company anticipates the program will be funded from cash on hand and cash generated from operations.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS
ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits

The following exhibit is furnished with this Current Report on Form 8-K:

	99.1	Press Release of Key Technology, Inc., dated May 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEY TECHNOLOGY, INC.

/s/ John J. Ehren
John J. Ehren
President and Chief Executive Officer

Dated:  May 31, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Key Technology, Inc., dated May 31, 2012